Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Clever Leaves Holdings Inc.
New York, New York

We hereby consent to the incorporation by reference in the prospectus constituting a part of this Post-Effective Amendment No. 1, on Form S-8, to the Registration Statement on Form S-4 of Clever Leaves Holdings Inc., of our report dated September 10, 2020 relating to the consolidated financial statements of Clever Leaves International Inc. (the “Company”), which is contained in the prospectus forming a part of the Registration Statement on Form S-1, filed with the Securities and Exchange Commission. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ BDO Canada LLP

Vancouver, Canada
February 26, 2021